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For Immediate Release

Contact:          Jeremy Jacobs / Sharon Goldstein
                  Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

                  Friedman's Announces Additional Board Actions

SAVANNAH, Georgia (May 26, 2004) - Friedman's Inc. today announced that the Company's Board of Directors has taken the following actions:

     o Created a Special Litigation Committee to consist of Norman P. Deep, David B. Parshall and Sheldon Whitehouse. The authority of the Special Litigation Committee includes overseeing and coordinating the Company's responses to the investigation conducted by the United States Attorney's Office for the Eastern District of New York, the Securities and Exchange Commission investigation, inquiries that have arisen or may arise from other governmental authorities and existing and future private litigation; and

     o Voted, subject to certain conditions, to retain Kroll Zolfo Cooper LLC as restructuring advisors to Friedman's and to appoint representatives of Kroll Zolfo Cooper LLC as Chief Restructuring Officers.

In addition, the Company announced that Robert W. Cruickshank has resigned as a director of the Company effective immediately. The Board of Directors of the Company authorized the independent directors to search for a new independent director.

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Friedman's Inc. is a leading specialty retailer of fine jewelry based in
Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At April 12, 2004, Friedman's Inc. operated a total of 711 stores in 20 states, of which 224 were located in power strip centers and 487 were located in regional malls.